EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 10, 2014, relating to the financial statements and the effectiveness of TRC Company Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TRC Companies Inc. for the year ended June 30, 2014.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 8, 2015